FIRST AMENDMENT
TO THE
LINDE COMPENSATION DEFERRAL PROGRAM

Section 7.2(c) of the Linde Compensation Deferral Program, Amended and Restated as of September 1, 2020, is hereby amended in its entirety, effective as of April 1, 2021, as set forth below:

“(c)    Election Changes. A Participant may elect to change the accrual rate under this Section 7.2 with respect to any or all previously deferred base salary and/or Variable Compensation Awards under the Plan from the Fixed Income Rate to the Stock Value Rate. Any such election changes shall be effective as of the business day following the day on which the election change is received by the Company in accordance with procedures established by the Company’s Human Resources Department. No portion of a Participant’s Plan benefit accruing earnings and losses at the Stock Value Rate, including previously deferred base salary, Variable Compensation Awards and any Company Contributions, may be reallocated at any time from the Stock Value Rate to the Fixed Income Rate. Further, if a Participant has elected to receive any portion of his Plan benefit in installments, the Participant may not change the accrual rate applicable to such portion once installment payments of the portion have commenced.”

LINDE INC.

By:________________________________
                                Vice President and
Chief Human Resources Officer

                            Date:______________________________